EXHIBIT 99.2

                                  PRESS RELEASE

        TRIAL COURT STAYS FINDING OF INFRINGEMENT AND MARKMAN RULINGS AND
                      VACATES TRIAL DATE IN EOS LITIGATION

VALENCIA, Calif.--Sept. 18, 2003--3D Systems Corp. (Nasdaq: TDSC) announced that the Federal District Court in Orange County, California, which is hearing the EOS GmbH Electro Optical Systems (EOS) vs. DTM Corporation (DTM) patent infringement lawsuit, has determined on its own initiative to stay both the August 20, 2003 Markman rulings and the finding of patent infringement by DTM, pending a reconsideration of certain aspects of those earlier decisions. The Court also vacated the trial date (previously scheduled for October 7, 2003) in order to give the parties the opportunity to submit additional briefs on issue identified by the Court. These briefs are due September 26, 2003. No date has yet been set for further hearings, nor has a trial date been reset.

"As we have previously stated, we are confident that we will ultimately prevail on both the law and the facts in all of our disputes with EOS, and we are grateful that the Court has given us the opportunity to address these issues in an expedited fashion," said Chuck Hull, 3D Systems co-founder and interim chief executive officer. "It is unfortunate that EOS previously issued publicity which may have created misimpressions in the minds of both our customers and the investment community as to the status and likely outcome of this litigation."

ABOUT 3D SYSTEMS

Founded in 1986, 3D Systems(R), the solid imaging company(SM), provides solid imaging products and solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

3D Systems' product line includes the MJM product line (ThermoJet(R) solid object printer and InVision 3-D printer), SLA(R) (stereolithography) systems, SLS(R) (selective laser sintering) systems, and Accura(R) materials (including photopolymers, metals, nylons, engineering plastics, and thermoplastics).

3D Systems created the rapid prototyping (RP) industry and is the originator of advanced digital manufacturing (ADM(SM)) solution for manufacturing applications. ADM uses 3D Systems' solid imaging technologies to accelerate production of customized/specialized parts. A typical ADM center contains multiple 3D Systems' SLA, MJM and/or SLS systems dedicated to full-time manufacturing applications.

3D Systems' systems range in price from $40,000 to $799,000. More information: www.3dsystems.com or email moreinfo@3dsystems.com.


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Our view of the ultimate outcome of the California EOS litigation is a forward looking statement and is subject to uncertainties and other factors that may cause the actual results of the litigation to be materially and adversely different than the beliefs we express in this release. The ultimate outcome of the litigation will be determined by the court following arguments by both parties to the litigation. A court may disagree with our position, and if so, may award damages. If awarded, the damages may be substantially in excess of what we believe can be substantiated. We do not undertake to update any forward-looking statements.

Contact:

3D Systems Corp.
Elizabeth Goode, 661-295-5600, ext. 2632
goodee@3dsystems.com

 or

Self & Associates (Investor Relations)
Trudy Self, 909-336-5685
tmself@aol.com


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